REFERRAL AGENT AGREEMENT

This Agreement is made and entered into on this 30th day of June, 2006 ("Effective Date") by and between The Language Access Network ("Company") with its principal office in Las Vegas, Nevada and operating office at 111 West Rich Street, Columbus Ohio 43215 and Speakeasy Enterprises, LLC ("Referral Agent'), located at 9128 Quarrystone Way, Las Vegas, Nevada 89123 and the Registered Agent at such address is Carolyne S. Johnson.

In consideration of the mutual promises contained herein, the parties agree as follows:

1. AppointmentCompany hereby appoints the Referral Agent as a non-exclusive independent Referral Agent to solicit, for Company approval and acceptance, qualified prospects for the sale of language interpretation services via mobile video or audio teleconferencing ("Services"). Referral Agent hereby accepts such appointment and agrees, on the terms and conditions set out herein, to identify, qualify, and refer prospects for the Services offered by the Company. This Agreement does not create an exclusive relationship either on the part of Referral Agent or on the part of Company. This agreement does not limit in any way Company's rights to develop, promote, market, offer, sell, license or distribute any products or services.

2. General Duties Referral Agent shall function as an independent contractor and shall determine the manner in which the Referral Agent performs the services required hereunder. Company will rely upon Referral Agent to extend as much effort as may be reasonably necessary to fulfill Referral Agent's obligations under this Agreement. Referral Agent agrees to perform all of the duties normally rendered by a Referral Agent in the same or similar industry. Specifically, Referral Agent shall:

A.	energetically and diligently promote the Company products and services and protect and promote the interests and goodwill of Company;
B.	furnish Company with qualified prospects which have been determined to have genuine interest in the Company's Services;
C.	keep Company advised, at reasonable intervals, of the Referral Agent's activities under this Agreement;
D.	furnish Company market information concerning similar products available; and
E.	perform such other reasonable duties as may from time to time be requested by Company.

3. Sales Policies Company shall establish the prices, charges and terms for the sale of the Services, Application and other Company products or services. All prospects shall require Company's written acceptance and may be rejected for any reason. Referral Agent shall not have authority to bind Company to any contract without express written approval of Company. Company shall contract and provide all services rendered directly to any client, customer or account and payments shall be made directly to Company.

4. Referral Consideration.
A. Consideration. Referral Agent's sole compensation under the terms of this Agreement shall be a fee based on the execution of a contract between the Company and qualified prospect ("Client") in accordance with the following schedule:

Referral Agent shall be entitled to earn consideration if: (i) Referral Agent provides, in writing, a qualified lead or prospect, (ii) Referral Agent introduces the Company to the potential Client and sets up a meeting with a person authorized to bind the Client, and (iii) the Company enters into a qualified contract with the Client within a twelve (12) month period of such meeting.

In such case, Referral Agent shall be entitled to receive compensation of 5% of all transactions (minutes of usage) to a maximum of $.05 per minute during the first year of the Agreement net of all applicable operating expenses; the second year of a contract with the same client, the Referral Agent will receive 3% of all account transactions (minutes of usage) to a maximum of $.03 per minute net of all applicable operating expenses; the third year of a contract with the same client, the Referral Agent will receive 1.5% of all account transactions (minutes of usage) to a maximum of $.015 per minute net of all applicable operating expenses. Years four and five with the same contract/client, the Referral Agent will receive a flat fee of $.01 per minute of all account transactions (minutes of usage) net of all applicable operating expenses.

Any and all considerations owed to the Referral Agent shall be due and payable within thirty (30) days after Company has received payment.

B.  Post Termination Commissions. Upon the termination of this Agreement or the relationship between Company and Referral Agent for "Cause" (as such term is defined in Section 8 herein), Referral Agent shall only be entitled to receive a consideration on any payments which have been received by Company from a client prior to the date of the termination of this Agreement. Upon the termination of this Agreement or the relationship between Company and Referral Agent for any reason other than "Cause", Referral Agent shall be entitled to receive such compensation as is specified above in Section 4(A) for a period of the earlier of: (i) thirty-six (36) months from the date of the termination or (ii) the end of the client contract term, whichever is shorter.

C.  Monthly Statements. Company shall provide to Referral Agent monthly statements of considerations due and payable under the terms of this Agreement, with reference to the specific invoices on which the considerations are being paid.

D.  Taxes. Referral Agent is solely responsible for paying any and all taxes due as a result of payments made by Company to Agent.

E.  Inspection of Records. Referral Agent shall have the right, at its own expense and not more than once in any fiscal quarter, to inspect, at reasonable times, Company's relevant accounting records to verify the accuracy of considerations paid by Company under the terms of this Agreement.

5. Covenants of Referral Agent. The terms and provisions of this paragraph 5 shall survive termination of this Agreement.
A. Reasons for Covenants. Referral Agent and the Referral Agent's designees, employees, contractors, etc, during the term of this Agreement, will have access to trade secrets and confidential and proprietary information of Company which are a valuable asset of the Company; the protection of which is essential to the success of Company. These trade secrets and confidential and proprietary information, including, without limitation, information relating to the Application and other Company products or services, Company's operations or its financial condition or results of its operations, its marketing or business strategies and plans, the names, addresses or specifications of any of its clients or prospective clients, the names, addresses, training, background or other information regarding any person who is or was an Referral Agent, agent, contractor, or referral source of Company, computer programs in whatever form and whatever stage of development, and any compilations of information which are used or are useful in the operation of the business of Company ("Confidential Information"). Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information herein.

i. Covenant of Non-Disclosure. Referral Agent acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of Company and Referral Agent agrees that he or she shall maintain in strict confidence and duly safeguard to the best of Company's ability any and all Confidential Information. Referral Agent shall not disclose or use any Confidential Information for Referral Agent's own purposes other than in connection with Referral Agent's regular activities for or on behalf of Company, but in no event, shall Referral Agent or its designees, employees, contractors, etc. disclose or use the Confidential Information after the termination of this Agreement. Referral Agent shall also refrain from directly or indirectly, using, disclosing, disseminating or publishing to or with any person, firm, company or entity any Confidential Information. Referral Agent shall restrict disclosure of such Confidential Information only to others as may reasonably be necessary in the conduct of Company's business and shall take such steps to protect the confidentiality of any Confidential Information as are necessary to keep it confidential.

ii. Covenant of Non-Solicitation. Without the written permission of the other party, neither party shall, directly or indirectly, at any time commencing on the date of this Agreement and continuing for a period of thirty-six (36) months after termination of this Agreement, whether terminated by Company or Referral Agent, directly or indirectly:

(a) solicit, induce or influence or attempt to solicit, induce or influence any employee, agent, contractor, or referral source of the other party to terminate, reduce the extent of, discourage the development of or otherwise harm his or her employment or other relationship with Company or assist any other party in such solicitation; or
(t)) hire or contract with or attempt to hire or contract with any employee, agent, contractor or referral source of the other party; or
(c) solicit or attempt to solicit business from any client of the other party on behalf of itself or any other person or entity or in any fashion direct business or opportunities with a client away from the other party.

6.  Indemnification. Company shall be solely responsible to clients for any express warranties contained in the client contracts. Company shall indemnify and indemnify and hold Referral Agent harmless from any such liability. Referral Agent shall be solely liable for any liability resulting from acts or representations made outside the scope of this agreement and shall indemnify and herd Company harmless from any such liability.

7.  Representations. Each Party shall: (a) require its employees, partners and associates to comply with all terms of this Agreement; (b) conduct businesses activities in a legal and ethical manner; (c) commit no act which would reflect unfavorably on the other; and (d) cooperate with the other to resolve any customer service problem consistent with Company's policy.

8.  Term and Termination. This Agreement shall commence on Effective Date and continue for twelve (12) months. At the end of said twelve (12) month Initial Term, the Agreement shall remain in full force and effect until terminated by either Party on sixty (60) days written notice to the other unless terminated earlier as provided herein. Company may cancel and terminate this Agreement upon written notice to Referral Agent if Agent fails to submit a qualified lead within a 120 day period. Either party, upon immediate written notice, may terminate this Agreement for

"Cause". For the purposes of this Agreement, the term "Cause" shall mean, (I) the other party's fraud, misappropriation, dishonesty, embezzlement, or such other willful misconduct; or (ii) the other party's material breach of any other provisions of this Agreement.

9.  Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

10.  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes any prior discussions or agreements between them. Unless expressly stated herein, there are no further obligations owed by Company to the Referral Agent and no further obligation shall be implied. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by both parties.

10.  Severability.If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

11.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.